UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) November 5, 2008

Potomac Bancshares, Inc.

(Exact Name of Registrant as Specified in Charter)

West Virginia

(State of Other Jurisdiction of Incorporation)

0-24958

(Commission File Number)

55-0732247

(IRS Employer Identification No.)

111 E. Washington St., PO Box 906, Charles Town WV 25414-0906

(Address of Principal Executive Offices) (Zip Code)

304-725-8431

Registrant's telephone number, including area code

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))
  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.02. Results of Operations and Financial Condition.

For Immediate Release November 5, 2008

For the quarter ended September 30, 2008, Potomac Bancshares, Inc. earned $172,000, diluted earnings per share of $0.05, as compared to $938,000, diluted earnings per share of $0.27, for the quarter ended September 30, 2007. For the nine months ended September 30, 2008, Potomac Bancshares, Inc. earned $2,086,000, diluted earnings per share of $0.61, as compared to $2,986,000, diluted earnings per share of $0.87, for the nine months ended September 30, 2007.

The results for the quarter reflect management's decision to be aggressive in both increasing the provision for loan losses and writing down the value of impaired loans. For the three months ended September 30, 2008, Bank of Charles Town incurred a provision for loan losses of $1,134,000 as compared to a provision for loan losses of $100,000 for the quarter ended September 30, 2007. The bank's underlying earnings remain strong but we may incur additional provisions for loan losses as we work through the current difficult economic times which we expect to last until at least the summer of 2009.

We are experiencing the most uncertain and volatile economic period that all but very few of us have ever seen. Bank of Charles Town was founded in 1871. It has weathered many difficult economic times and we will weather this difficult time as well. We are determined to face any problem loans promptly and resolve them with expedience. On the bright side, we are very well capitalized, our investment securities are very sound, and our loans are to local businesses and individuals within the communities we serve. Nothing fancy, nothing exotic, pretty plain and simple which is a good thing to be in these uncertain times.

Our net loans as of September 30, 2008, have increased when compared to both December 31, 2007 and June 30, 2008. The increase is due to the expanding working relationship with BlueRidge Bank in nearby Frederick Maryland. We are working to increase core funding for future loan growth by introducing "Smart Checking" this fall. The new addition on our main office is currently on time and on budget, and we expect it to be completed by the end of the year. Also, reflecting its confidence in the strength of Bank of Charles Town and Potomac Bancshares, Inc., the Board of Directors has approved a dividend of 11.75 cents per share to be paid on December 1, 2008, to shareholders of record as of November 15, 2008. This dividend represents the twenty-third consecutive increase in the dividend since the company began paying them on a quarterly basis in 2003.

In closing, let me reiterate. We are going through very difficult times but we will weather them and be a stronger institution when the economy improves. Senior management and members of the Board of Directors recently participated in our annual Strategic Planning Retreat. We discussed all significant issues that may impact the bank and continue to be focused on increasing shareholder value over the long term.

Unaudited - dollars in thousands, except per share data

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2008	2007	2008	2007
Earnings Performance
Interest Income	$4,198	$4,900	$13,187	$14,870
Interest Expense	1,464	2,081	5,015	6,193
Net Interest Income	2,734	2,819	8,172	8,677
Provision For Loan Losses	1,134	100	1,563	100
Non-interest Income	1,048	1,185	3,432	3,222
Non-interest Expense	2,453	2,442	6,973	7,139
Income Before Income Tax Expense	195	1,462	3,068	4,660
Income Tax Expense	23	524	982	1,674
Net Income	$172	$938	$2,086	$2,986

Annualized Return On Average Equity	--	--	9.24%	14.26%
Annualized Return On Average Assets	--	--	0.91%	1.33%

			September 30	December 31
			2008	2007
Balance Sheet Highlights
Total Assets			$295,207	$298,224
Investment Securities			28,113	39,572
Loans, Net			239,777	221,828
Deposits And Cash Management Accounts			257,895	265,911
Shareholders' Equity			29,988	29,015

	September 30		September 30
	2008	2007	2008	2007
Shareholders' Value (per share)
Earnings Per Share, Basic	0.05	0.27	0.61	0.87
Earnings Per Share, Diluted	0.05	0.27	0.61	0.87
Cash Dividends Declared	--	--	0.34	0.31
Book Value At Period End	--	--	8.82	8.38

			September 30	December 31
			2008	2007
Safety and Soundness
Leverage Ratio			10.29%	9.99%
Non-performing Assets As A Percentage Of
Total Assets			1.17%	0.68%
Allowance For Loan Losses As A Percentage Of
Period End Loans			1.34%	1.24%
Ratio Of Net Charge-Offs During The Period To
Average Loans Outstanding During The Period			0.46%	0.14%

Potomac Bancshares Inc. is a public company trading under the ticker symbol PTBS.OB. PTBS is the one bank holding company for Bank of Charles Town (BCT) located in Charles Town West Virginia.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Potomac Bancshares, Inc.

/s/ Robert F. Baronner, Jr.

Robert F. Baronner, Jr., President and CEO

November 5, 2008